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                                  EXHIBIT 12.1

                     PROFESSIONAL VETERINARY PRODUCTS, LTD.

                Computation of Ratio of Earnings to Fixed Charges
                     For the Five Years Ended July 31, 2001

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
                                      July 31         July 31         July 31         July 31          July 31
                                      1997            1998            1999            2000             2001
Earnings:

1)  Income before                      76,766         174,983         233,641         876,966           815,576
    income taxes

2)  Plus interest                     208,407         244,111         263,198         862,420         1,006,078
    expense

3)  Earnings available                285,173         419,094         496,839       1,739,386         1,821,654
    for fixed charges

Fixed charges:

4)  Interest expense                  208,407         244,111         263,198         862,420         1,006,078

Ratio of earnings to fixed charges       1.37x           1.72x           1.89x           2.02x             1.81x
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